Exhibit 8.1 SUBSIDIARIES OF CELLEBRITE DI LTD. Name of Subsidiary Jurisdiction of Organization Cellebrite Inc. U.S. (Delaware) Cellebrite GmbH Germany Cellebrite Asia Pacific Pte Ltd. Singapore Cellebrite Soluções de Inteligencia Digital Ltda Brazil Cellebrite Digital Intelligence Solutions Private Limited India Cellebrite UK Limited United Kingdom Cellebrite Canada Mobile Data Solutions Ltd. Canada Cellebrite France SAS France Cellebrite Japan K.K. Japan Cellebrite Australia PTY Limited Australia BlackBag Technologies, Inc. U.S. (Delaware) Cellebrite digital Intelligence LP U.S. (Delaware) Cellebrite Saferworld, Inc. U.S. (Delaware) All subsidiaries are 100% owned by Cellebrite DI Ltd., except: Cellebrite Canada Mobile Data Solutions Ltd., which is 100% owned by Cellebrite UK Limited, BlackBag Technologies. Inc. which is 100% owned by Cellebrite Inc and Cellebrite digital Intelligence LP which is 99% owned by Cellebrite DI Ltd., and 1% owned by Cellebrite Inc.